DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-110076
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-110076
Ladies and Gentlemen:

     On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated July 31, 2004 to the Partnership's prospectus dated December 4, 2003.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                    July 2004


The redemption value for Citigroup Diversified Futures Fund L.P. was $884.89 per unit at the end of July, down 1.1% for the month.

The Fund ended the month down as July saw the continuation of the volatility and lack of price direction in most markets. Losses in the financial and commodities sectors were tempered by profitable positions in energy markets.

Continued gyration and the persistent lack of trends in currency, fixed income and stock index futures globally resulted in losses. Financial markets remained range-bound as June economic data releases revealed slower growth for the U.S. economy in the second quarter. Further, equity markets remained benign given seasonal factors and the pending election. The profits in energy were primarily as a result of long positions in rising petroleum markets. Crude oil prices recouped in excess of the $6 per barrel corrective sell-off seen in June, to finish July at all-time highs approaching $44.

Over recent months, short-term market conditions have not been favorable for the trend-following approach of most managed futures advisors. Advisors continue to manage portfolio risk aggressively and work to identify and take advantage of trending market conditions when they emerge. Often such trend-less, losing periods can be uncomfortable for investors, however, having seen these many times in the past, there is reason for confidence in recognizing the value this long-term, diversified investment has historically provided to investors.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.


Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                             For the Period July 1,
                              Through July 31, 2004

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     -----------

Realized losses from trading          $(30,613,585)     (4.84)%
Change in unrealized gains/losses
     from trading                       27,703,391       4.38
                                       -----------       ----
                                        (2,910,194)     (0.46)
Add, Brokerage commissions
     and clearing fees ($116,512)        3,353,294       0.53
                                        ----------       -----
Net realized and unrealized losses      (6,263,488)     (0.99)
Interest Income                            508,713       0.08
                                        ----------      ------
                                        (5,754,775)     (0.91)
                                        ----------       -----
Less, Expenses:
     Management fees                     1,024,563       0.16
     Other expenses                         89,827       0.02
                                        ----------       ----
                                         1,114,390       0.18
                                        ----------       -----
Net Loss                                (6,869,165)     (1.09)%
                                                        ======

Additions (670.7433  G.P. units
at June 30, 2004 net asset
value per unit of $894.53)                 600,000

Additions (67,313.5613  L.P. units
at June 30, 2004 net asset
value per unit of $894.53)              60,214,000

Redemptions (5,317.7164  L.P. units
at July 31, 2004 net asset
value per unit of $884.89)              (4,705,594)
                                        -----------
Increase in net assets                  49,239,241
Net assets June 30, 2004               577,374,016
                                       -----------
Net assets July 31, 2004              $626,613,257
                                       ===========

Net Asset Value per unit
  ($626,613,257 / 708,554.0518 Units)      $884.35
                                           =======

Redemption value per unit  (Note 1)        $884.89
                                            ======

Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $884.89.

The net asset value per unit of $884.35 is reflective of charging offering and organizational expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By:/s/ Daniel R. McAuliffe, Jr.
          -----------------------
          Daniel R. McAuliffe, Jr.
          Chief Financial Officer and Director
          Citigroup Managed Futures LLC
          General Partner, Citigroup
          Diversified Futures Fund L.P.